Exhibit 21

Regis Corporation

List of Subsidiaries

Company Name	Country or State of Incorporation/Formation
The Barbers, Hairstyling for Men & Women, Inc.	Minnesota
WCH, Inc.*	Minnesota
We Care Hair Realty, Inc.*	Delaware
Roosters MGC International LLC	Michigan
Supercuts, Inc.	Delaware
Supercuts Corporate Shops, Inc.	Delaware
Tulsa’s Best Haircut LLC	Oklahoma
RPC Acquisition Corp.	Minnesota
RPC Corporate Shops, Inc.	Minnesota
Regis Corp.	Minnesota
Regis Insurance Group, Inc.	Vermont
Regis, Inc.	Minnesota
First Choice Haircutters International Corp.	Delaware
Cutco Acquisition Corp.	Minnesota
Regis International Ltd.	Minnesota
N.A.H.C. Acquisition LLC*	Minnesota
EEG, Inc.	Delaware
Salon Management Corporation	California
Salon Management Corporation of New York*	New York
Regis Netherlands, Inc	Minnesota
Roger Merger Subco LLC	Delaware
RGS International SNC	Luxemburg
Regis International Holdings SARL	Luxemburg
Regis Holdings (Canada), Ltd	Nova Scotia
First Choice Haircutters, Ltd	Nova Scotia
Magicuts, Ltd	Nova Scotia
RHS UK Holdings Ltd*	United Kingdom
Haircare Ltd*	United Kingdom
Haircare Gmbh	Germany
York Ave Beauty Salons	Canada
Sagestyle Ltd*	United Kingdom
Haircare UK Ltd*	United Kingdom
Regis UK Limited	United Kingdom
Blinkers Group, Ltd*	United Kingdom
Blinkers Property, Ltd*	United Kingdom
HCUK Hair, Ltd*	United Kingdom
My Style Co., Ltd	Japan
Mark Anthony, Inc.	North Carolina

*Inactive Entities